                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                   COMMUNICATIONS WORLD INTERNATIONAL, INC.



     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The name of the Corporation is Communications World
International, Inc.

     SECOND:   Article Four is amended by the addition of the establishment of a series of preferred stock consisting of 1,100,000 shares designated as the "Series F Preferred Stock," which Series F Preferred Stock shall have the rights and preferences set forth in the Statement of Designation appended hereto as Exhibit A.

     THIRD:    The manner in which any exchange, reclassification, or
cancellation of issued shares, or provisions for implementing the Amendment if not contained in the Amendment itself is as follows: None.

     FOURTH:   Date of adoption of the Amendment by the Board of Directors of the Corporation is September 4, 1996.

     FIFTH:    The Amendment was adopted by the Board of Directors of the
Corporation. Shareholder action was not required pursuant to Section 7-106-102 of the Colorado Business Corporation Act.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed this 5th day of September, 1996.

                              COMMUNICATIONS WORLD INTERNATIONAL, INC.


                              By:   _______________________________
                                    Scott E. Harris, Vice President
                                            Secretary and Treasurer

                                   EXHIBIT A


                        STATEMENT OF DESIGNATION OF THE
                          SERIES F PREFERRED STOCK OF
                   COMMUNICATIONS WORLD INTERNATIONAL, INC.



     1.  Designations.  1,100,000 authorized shares of Preferred Stock, par
         ------------
value $1.00 per share, having a liquidation preference of $1.00 per share, of Communications World International, Inc. (the "Corporation"), shall be designated as the "Series F Preferred Stock" (the "Preferred Stock").

     2.  Rank.  The Preferred Stock shall be senior in right to all common
         ----
shares of stock of the Corporation.

     3.  Dividends.  In the event there are shares outstanding of the Preferred
         ---------
Stock on or after November 28, 1997, the holders of shares of the Preferred Stock (the "Holders") shall be entitled to receive, when and as declared by the Board of Directors of the Corporation and out of the assets of the Corporation legally available therefor, cumulative dividends at the rate of $.08 per share per annum, and no more, from the later of November 28, 1996 and date of issuance of such shares, until such shares are converted hereunder. The dividend shall be payable annually on the twenty-eighth day of November commencing on November 28, 1997. Each such payment shall be made on the payment date with respect to the year then ending. In computing the amount of dividends accrued in respect of a fraction of a year, such amount shall be prorated on the basis of a 365-day year. Dividends on the Preferred Stock shall be paid before any dividends or distributions shall be paid upon the Common Stock and before any repurchase, redemption, retirement or other acquisition for valuable consideration of any shares of Common Stock shall be effected, so that if in any annual dividend period all dividends at the rate fixed above which have been accrued from the date of issuance of any shares of the Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or set apart for payment before any dividends or distributions shall be paid upon, or set apart for, or any repurchase, redemption, retirement or other acquisition for valuable consideration is effected of, the Common Stock.

     4.  Liquidation.
         -----------

         4.1  Preference on Liquidation. The Preferred Stock shall be preferred
              -------------------------
with respect to both earnings and assets of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Holders shall be entitled, before any payment or distribution of the assets of the Corporation shall be made or set apart to the holders of Common Stock to receive from the net assets of the Corporation available for distribution to shareholders $1.00 per share in cash for such shares (as adjusted as set forth


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in Section 4.2), together with any accrued and unpaid dividends and any other amounts which may be payable with respect to such shares pursuant to Section 3 hereof to the date of final distribution to the Holders. Thereafter, the Holders shall not be entitled to participate on an equal basis with the holders of shares of the Common Stock in the assets of the Corporation. Neither the consolidation or merger of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation; nor the sale, lease, exchange or conveyance of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this Section 4.

         4.2  Liquidation Price.  The Liquidation Price of $1.00 per share shall
              -----------------
be proportionately adjusted upon the occurrence of any stock split, reverse stock split or other similar event which affects the Preferred Stock. As an example, if the Corporation were to declare a two-for-one stock split of the Preferred Stock, then the number of Shares of Preferred Stock would be doubled and the Liquidation Price per share would be reduced by 50 percent.

     5.  Voting.  Except as may be specifically required by the provisions of
         ------
the Colorado Business Corporation Act, the Holders shall have no right to vote on any matter.

     6.  Conversion.
         ----------

         6.1  By the Holders. Subject to the terms and conditions of this
              --------------
Section 6, the Holders shall have the option, at any time and from time to time, to convert their Preferred Stock into Common Stock. In order to exercise such conversion privilege, any such Holder shall provide to the Corporation at its principal offices advance written notice that such Holder elects to convert his shares in accordance with the provisions of this Section 6 (the "Conversion Notice") and shall surrender to the Corporation the certificates for the shares of the Preferred Stock to be converted. The Conversion Notice must be received by the Corporation not less than 5 days prior to the intended conversion date. In the event that such Holder elects to convert only a portion of the number of shares of the Preferred Stock converted by a certificate surrendered for conversion, the Corporation shall issue and deliver to such Holder, a certificate or certificates for the number of full shares of the Preferred Stock not converted.

         6.2  Automatic Conversion.  Each outstanding share of Preferred Stock
              --------------------
shall automatically be converted without any further act of the Corporation or its shareholders, into fully-paid and non-assessable shares of Common Stock of the Corporation at the Conversion Price upon the effective date (the "Effective Date") of a registration statement filed by the Corporation under the Securities Act of 1933, as amended, covering the offering and sale of the Common Stock received upon conversion (the "Registration Statement"). The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock.

         6.3  Conversion Price.  Each share of Preferred Stock shall be
              ----------------
converted into a number of shares of Common Stock determined by dividing one by that amount which is 60% of the Current Market Price. Provided, that, if the Registration Statement is not filed by the

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

Corporation on or before February 28, 1997, then the number of shares of Common Stock to be received for each share of Preferred Stock shall be determined by dividing one by that amount which is 50% of the Current Market Price. Notwithstanding the foregoing, the maximum number of shares of Common Stock to be received for each share of Preferred Stock shall be two. The term "Current Market Price" at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing bid prices per share of Common Stock for thirty consecutive trading days ending no more than fifteen business days before such date (as determined by the Corporation). The closing bid prices shall be determined by reports obtained from The Nasdaq Stock Market ("Nasdaq") or any comparable system or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors of the Corporation, irrespective of any accounting treatment.

          6.4  No Conversion Without Sufficient Authorized, Unissued Shares.
               ------------------------------------------------------------
Notwithstanding the foregoing, no conversion of Preferred Stock into Common Stock shall take effect unless and until the Corporation has amended its Articles of Incorporation or other action has occurred such that there are a sufficient number of shares of authorized and unissued shares of Common Stock for the conversion of all outstanding shares of the Preferred Stock.

          6.5  Issuance of Certificates; Time Conversion Effected.  Upon the
               --------------------------------------------------
occurrence of events specified in this Section 6, the Corporation shall issue and deliver to such Holder, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares surrendered therefor. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such certificates shall have been issued, and at such time the rights of such Holder as to such shares surrendered shall cease and the Holder upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby.

          6.6  Fractional Shares; Accrued Interest; Partial Conversion.  No
               -------------------------------------------------------
fractional shares shall be issued upon conversion of any of the Preferred Stock (taking into account together all shares of the Preferred Stock of any Holder being so converted at such time). At the time of each conversion of any shares of the Preferred Stock, all accrued and unpaid dividends on the shares surrendered for conversion to the date upon which the conversion is deemed to take place as provided in Section 6.3 hereof shall be paid in shares of Preferred Stock, which shares shall immediately thereafter be converted into shares of Common Stock. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 6.6, be deliverable upon the conversion of the Preferred Stock, the Corporation shall at its option deliver (a) full share therefor in lieu of such fractional share, at no cost to the Holder thereof, or (b) pay to the Holder, the value thereof in cash.

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

     7.  Identical Rights.  Each share of the Preferred Stock shall have the
         ----------------
same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Preferred Stock.

     8.  Certificates.  So long as any shares of the Preferred Stock are
         ------------
outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish, without charge, to each shareholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

     IN WITNESS WHEREOF, the Corporation has caused this Statement to be signed by its Vice President, Treasurer and Secretary, on this 5th day of September, 1996.

                                 Communications World International, Inc.


                                 By:_____________________________________
                                    Scott E. Harris, Vice President,
                                         Treasurer and Secretary

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